Exhibit 10.01(l)

EQUITABLE RESOURCES, INC.
2009 SHAREHOLDER VALUE PLAN

EQUITABLE RESOURCES, INC. (the “Company”) hereby establishes this EQUITABLE RESOURCES, INC. 2009 SHAREHOLDER VALUE PLAN (the “Plan”) as of this 23rd day of December, 2008, in accordance with the terms provided herein.

WHEREAS, the Company maintains certain long-term incentive award plans including the 1999 Equitable Resources, Inc. Long-Term Incentive Plan (the “1999 Plan”) for the benefit of its employees and executives, of which this Plan is a subset; and

WHEREAS, in order to further align the interests of executives with the interests of the shareholders, the Company desires to provide incentive benefits through this Plan, in the form of awards qualifying as “Other Stock-Based Awards” under Section 6.05 of the 1999 Plan.

NOW, THEREFORE, the Company hereby provides for incentive benefits for certain executive employees of the Company and adopts the terms of the Plan on the following terms and conditions:

Section 1.  Purpose.  The main purpose of the Plan is to provide incentive opportunities to key executives to further align their interests with those of the Company’s shareholders and with the strategic objectives of the Company.  Awards granted hereunder may be earned by achieving relative performance levels against a pre-determined peer group and other absolute and relative performance levels, and are forfeited if defined performance levels are not achieved.  By placing a portion of the executive’s compensation at risk, the Company has an opportunity to reward exceptional performance or reduce the compensation opportunity when performance does not meet expectations.  As a subset of the 1999 Plan, this Plan is subject to and shall be governed by the terms and conditions of the 1999 Plan.  Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the 1999 Plan.  The Share Units granted under this Plan are intended to be “Other Stock-Based Awards” under Section 6.05 of the 1999 Plan, are not intended to meet the performance-based compensation exemption from Section 162(m) of the Code, and therefore are not subject to the conditions and limits of 6.04 of the 1999 Plan.

Section 2.  Effective Date.  The effective date of this Plan is January 1, 2009.  The Plan will remain in effect until the earlier of December 31, 2009 or the closing date of a Change of Control event defined in Section 5 unless otherwise amended or terminated as provided in Section 17 (“Termination Date”).

Section 3.  Eligibility.  The Chief Executive Officer of the Company (the “CEO”) shall, in his or her sole discretion, select the employees of the Company who shall be eligible to participate in the Plan, up to a maximum of 35 employees.  The CEO’s selections will become participants in the Plan (the “Participants”) only upon approval by the Compensation Committee of the Board of Directors (the “Committee”).  In the event that an employee is hired by the Company during the Performance Period, as defined below, the CEO shall, in his or her sole discretion, determine whether the employee will be eligible to participate in the Plan, provided that the Committee must approve all new participants to the Plan.

Section 4.  Performance Incentive Share Unit Awards.  Awards under the Plan are designated in the form of performance incentive share units (the “Share Units”), which are awards to be settled in cash, the amount per unit of which is determined by reference to one share of the Company’s common stock. Upon being selected to participate in the Plan, each Participant shall be awarded a number of Share Units, which award shall be proposed by the CEO and approved by the Committee.  The maximum number of Share Units that may be awarded under the Plan is 1,000,000, subject to adjustment as provided in Section 12.

The Share Units shall be held in book entry form by the Company until settled in cash as described herein.  Share Units do not represent actual shares of stock.  A Participant shall have no right to exchange the Share Units for cash, stock or any other benefit and shall be a mere unsecured creditor of the Company with respect to such Share Units and any future rights to benefits.

Section 5.  Performance Condition.  Subject to Section 7, the amount to be distributed to a Participant will be based on (i) the Company’s total shareholder return relative to the peer group’s (Attachment A) total shareholder return for the period described in (a) below, and (ii) the Company’s average absolute return on total capital during the Performance Period (collectively, the “Performance Condition”), for the Performance Period of January 1, 2005 to the close of business at 5:00 p.m., Eastern Standard Time, on the Termination Date (the “Performance Period”).

(a)           Total Shareholder Return.  For purposes of this Plan, total shareholder return will be calculated as follows:

Step 1

The “Beginning Point” for the Company and each company in the peer group is defined as one share of common stock with a value equal to the average closing stock price as reported in the Nationally Recognized Reporting Service for the ten (10) business day period ending on and including February 23, 2005, for each company.  All references in this Plan to the “Nationally Recognized Reporting Service” shall be references to either the print or electronic version of a nationally recognized publication that reports the daily closing stock price of New York Stock Exchange listed companies.

Step 2

Dividends paid for each company from the beginning of the Performance Period will be cumulatively added to the Beginning Point as additional shares of such company’s common stock.  The closing price on the last business day of the month in which the record date for the dividend occurs will be used as the basis for determining the number of shares to be added.  The resulting total number of shares accumulated during the Performance Period is referred to as the Total Shares Held at Ending Point.

Step 3

Except as provided in the following sentence, the “Ending Point” is defined as Total Shares Held at Ending Point for each company times the average closing stock price as reported in Nationally Recognized Reporting Service for the last ten (10) business days of the Performance Period for that company.  In the event of a change of control (as then defined in the 1999 Plan) of the Company (a “Change of Control”), the Ending Point for each company in the peer group shall be the Total Shares Held at Ending Point for that company times the average of the closing price of such company’s common stock as reported in Nationally Recognized Reporting Service for the ten (10) business days preceding the closing of the Change of Control transaction.

Step 4

Total Shareholder Return (“TSR”) will be expressed as a percentage and is calculated by dividing the Ending Point by the Beginning Point and then subtracting 1 from the result.  Each company including the Company will be ranked in descending order by the TSR so calculated.

If the common stock of any company in the peer group ceases to be publicly traded during the Performance Period, such company shall be assigned a TSR value of negative 100% for purposes of the Plan.

(b)           Average Absolute Return on Total Capital (“ROTC”).  For purposes of this Plan, average absolute return on total capital will be calculated for each completed calendar quarter within the Performance Period as follows:

Net Income After Tax + (Interest x (1 - Effective Tax Rate)), with such sum divided by (Debt + Preferred Stock + Book Equity - Cash).

The annualized average of those amounts, calculated by dividing the sum of the quarterly ROTC values by the number of whole completed quarters in the Performance Period and multiplying by four (4), shall equal the average absolute return on total capital for the Performance Period.

The above amounts shall be calculated as reported on the Company’s financial statements.  The Committee may base such calculation on unaudited financial statements provided that the methodology for determining each financial component used in the calculation of Average Absolute ROTC is the same as that which would be used in the preparation of the Company’s audited financial statements.

In the event of a Change of Control or other Termination Date occurring after the end of a calendar quarter, the immediately preceding calendar quarter shall be the final quarter considered for purposes of the above calculation.

(c)           Application of Performance Condition.  A Participant’s Performance Adjusted Unit Value shall be calculated by dividing (i) the product of (A) the sum of such Participant’s Adjusted Share Units and Dividend Units (calculated as described below and, if appropriate, modified as described in Section 12) multiplied by (B) the payout factor identified on the payout matrix (Attachment B) that corresponds to (X) the Company’s relative TSR ranking on the payout matrix for the period specified herein combined with (Y) the Company’s average absolute return on total capital performance on the payout matrix for the Performance Period multiplied by (C)  the closing price of the Company’s common stock at the end of the Performance Period or, in the case of a Change of Control, the average of the closing price of the Company’s common stock for the ten (10) business days preceding the Change of Control transaction, in each case as reported in the Nationally Recognized Reporting Service by (ii) such Participant’s Adjusted Share Units.  Solely for the purpose of calculating the Performance Adjusted Unit Value, Share Units will be cumulatively credited with cash dividends that are paid on the Company’s common stock on or after January 1, 2005 in the form of additional units and such units shall be referred to as the “Dividend Units”.  These Dividend Units shall be deemed to have been purchased on the last business day of the month in which the record date for the dividend occurs, using the closing stock price for the Company as reported in the Nationally Recognized Reporting Service.

Payments under the Plan are expressly contingent upon achievement of the Performance Condition.

Section 6.  Issuance and Distribution.  Subject to Section 7, each Participant will be paid an amount (the “Awarded Value”) equal to such Participant’s number of Adjusted Share Units multiplied by the excess, if any, of (a) the Performance Adjusted Unit Value over (b) the “Threshold Unit Value” approved by the Compensation Committee and, if appropriate, modified as described in Section 12. Except as provided in the remainder of this Section 6, the Awarded Value will be distributed in cash no later than Friday, March 13, 2010.  Subject to Section 7, in the event of a Change of Control, the Awarded Value will be distributed in cash on the closing date of the transaction.  Notwithstanding the foregoing, to the extent required under Section 409A of the Code or the regulations thereunder, no distributions may be made earlier than the time permitted under such regulations to any affected Participant.

Section 7.  Change of Status; Overall Limit.  In making decisions regarding employees’ participation in the Plan and the extent to which awards are payable in the case of an employee who terminates employment during the Performance Period, the Committee may consider any factors that it may consider relevant.  The following guidelines are provided as general information about the effect of employee status changes prior to payment.

(a)           Retirement and Resignation.  Adjusted Share Units are forfeited.

(b)           Death and Disability.  Participants who die or become Disabled, as defined below, before the end of the Performance Period, will retain their Adjusted Share Units for the Performance Period, contingent upon achievement of the Performance Condition set forth in Section 5, as follows, and any remainder shall be forfeited:

Date of Death or Disability	Percent Retained

Prior to April 1, 2009	0%
April 1, 2009 – June 30, 2009	50%
July 1, 2009 – September 30, 2009	75%
October 1, 2009 and thereafter	100%

“Disabled” means a Participant is “disabled” as defined in Section 409A(a)(2)(C) of the Code.

(c)           Termination.  Adjusted Share Units are forfeited and no award shall be paid to any employee whose services are terminated prior to the payment of Adjusted Share Units for reasons of misconduct, failure to perform, or other cause.  If the termination is due to reasons such as reorganization, and not due to the fault of the employee, the employee will retain his or her Adjusted Share Units for the Performance Period, contingent upon achievement of the Performance Condition set forth in Section 5, as follows, and the remainder shall be forfeited:

Termination Date	Percent Retained

Prior to July 1, 2009	0%
July 1, 2009 – September 30, 2009	25%
October 1, 2009 – December 30, 2009	50%
December 31, 2009 and thereafter	100%

Section 8.  Responsibilities of the Committee.  The Committee has responsibility for all aspects of the Plan’s administration, including:

•      Determining and certifying in writing the extent to which the Performance Condition has been achieved prior to any payments under the Plan,

•      Ensuring that the Plan is administered in accordance with its provisions,

•      Approving Plan Participants,

•      Authorizing Share Unit awards to Participants,

•      Adjusting Performance Adjusted Unit Value to account for extraordinary events,

•      Ruling on any disagreement between Plan Participants, Company management, Plan administrators, and any other interested parties to the Plan, and

•      Maintaining final authority to modify or terminate the Plan at any time.

The interpretation and construction by the Committee of any provisions of the Plan or of any Adjusted Share Units shall be final.  No member of the Committee shall be liable for any action or determination made in good faith on the Plan or any Share Units thereunder.  The Committee may designate another party to administer the Plan, including Company management or an outside party.  All conditions of the Share Units must be approved by the Committee.  The Committee shall approve the number of Share Units to be awarded to each Participant.  The associated terms and conditions of the Plan will be communicated to Participants as close as possible to the date an award is made.  The Participants will sign and return a participant agreement to the Committee.

Section 9.  Tax Consequences to Participants.  It is intended that: (i) until the Performance Condition is satisfied, a Participant’s right to payment for an award under this Plan shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 83(a), 409A and 3121(v)(2) of the Code; (ii) the Awarded Value shall be subject to employment taxes only upon the satisfaction of the Performance Condition; and (iii) until the Awarded Value is actually paid to the Participant, the Participants shall have merely an unfunded, unsecured promise to be paid the benefit, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83.  The payment of awards under this Plan is not intended to meet the performance-based compensation exemption from Section 162(m) of the Code.

Section 10.  Nonassignment.  A Participant shall not be permitted to assign, alienate or otherwise transfer his or her Adjusted Share Units and any attempt to do so shall be void.

Section 11.  Impact on Benefit Plans.  Payments under the Plan shall not be considered as earnings for purposes of the Company’s qualified retirement plans or any such retirement or benefit plan unless specifically provided for and defined under such plans.  Nothing herein shall prevent the Company from maintaining additional compensation plans and arrangements, provided however that no payments shall be made under such plans and arrangements if the effect thereof would be the payment of compensation otherwise payable under this Plan regardless of whether the Performance Condition was attained.

Section 12.  Successors; Changes in Stock.  The obligation of the Company under the Plan shall be binding upon the successors and assigns of the Company.  If a dividend or other distribution shall be declared upon the Company’s common stock payable in shares of Company common stock, each Participant’s Share Units and Dividend Units and the Threshold Unit Value shall be adjusted by adding thereto the number of shares of Company common stock that would have been distributable thereon if such units had been actual Company shares and outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution.  In the event of any spin-off, split-off or split-up, or dividend in partial liquidation, dividend in property other than cash or Company common stock, or extraordinary distribution to shareholders of the Company’s common stock, each Participant’s Share Units and Dividend Units and the Threshold Unit Value shall be appropriately adjusted to prevent dilution or enlargement of the rights of Participants which would otherwise result from any such transaction, provided such adjustment shall be consistent with Section 409A of the Code.  A Participant’s Share Units as adjusted by this Section 12 shall be such Participant’s “Adjusted Share Units”.

In the case of a Change of Control, any obligation under the Plan shall be handled in accordance with the terms of Section 6 hereof.  In any case not constituting a Change of Control in which the Company’s common stock is changed into or becomes exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then (i) the Performance Adjusted Unit Value shall be calculated based on the closing price of such common stock on the closing date of the transaction on the principal market on which such common stock is traded, (ii) there shall be substituted for each Adjusted Share Unit constituting an award, the number and kind of shares of stock or other securities (or cash or other property) into which each outstanding share of the Company’s common stock shall be so changed or for which each such share shall be exchangeable, and (iii) the Threshold Unit Value shall be appropriately and equitably adjusted; provided that any such adjustment shall be consistent with Section 409A of the Code.  In the case of any such adjustment, the Share Units shall remain subject to the terms of the Plan.

Section 13.  Dispute Resolution.  The Participant may make a claim to the Committee with regard to a payment of benefits provided herein.  If the Committee receives a claim in writing, the Committee must advise the Participant of its decision on the claim in writing in a reasonable period of time after receipt of the claim (not to exceed 120 days).  The notice shall set forth the following information:

(a)	The specific basis for its decision,

(b)	Specific reference to pertinent Plan provisions on which the decision is based,

(c)	A description of any additional material or information necessary for the Participant to perfect a claim and an explanation of why such material or information is necessary, and

(d)	An explanation of the Plan’s claim review procedure.

Section 14.  Applicable Law.  This Plan shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.

Section 15.  Severability.  In the event that any one or more of the provisions of this Plan shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 16.  Headings.  The descriptive headings of the Sections of this Plan are inserted for convenience of reference only and shall not constitute a part of this Plan.

Section 17.  Amendment or Termination of this Plan.  This Plan may be amended, suspended or terminated by the Company at any time upon approval by the Committee and following a determination that the Plan is no longer meaningful in relation to the Company’s strategy.  Any suspension or termination shall automatically cause a Termination Date effective as of the date of the Committee’s approval.  Notwithstanding the foregoing, (i) no amendment, suspension or termination shall adversely affect a Participant’s rights to his or her award after the date of the award, provided however that to the extent an award is determined with respect to a Termination Date, including a Termination Date pursuant to the preceding sentence, Participants’ rights to awards are deemed not to be adversely affected thereby, and the Company may amend this Plan from time to time without any participant’s consent to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Section 409A of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to participants, (ii) no amendment may alter the time of payment as provided in Section 6 of the Plan, and (iii) no amendment may be made following a Change of Control.